OMB APPROVAL


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
OMB Number:   3235-0145
Expires:      October 31, 1997
Estimated average burden
hours per form     14.90




SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1 )*



                 ENVIRODYNE INDUSTRIES, INC.
(Name of Issuer)


                 Common Stock, $.01 Par Value
(Title of Class of Securities)


                           294037205
(CUSIP Number)

Stephen M. Schultz, Esq., Kleinberg, Kaplan, Wolff & Cohen, P.C.
 551 Fifth Avenue, 18th Floor
        New York, New York  10176, Tel:  (212) 986-6000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                      February 6, 1997
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

1

Check the following box if a fee is being paid with the statement . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

2

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on the Following Pages)

Page 1 of 7 Pages


    SCHEDULE 13D

CUSIP No.   294037205


Page   2   of    7    Pages


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Elliott Associates, L.P., a Delaware Limited Partnership



2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
 X
3
    (b)

4




3
SEC USE ONLY



4
SOURCE OF FUNDS*
         00



5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)



6
CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware




NUMBER OF

SHARES

BENEFICIALLY

OWNED BY

EACH

REPORTING

PERSON

WITH

7
SOLE VOTING POWER

  685,500



8
SHARED VOTING POWER

    0



9
SOLE DISPOSITIVE POWER

    685,500



10
SHARED DISPOSITIVE POWER

    0

11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    685,500



12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

6




13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    4.71%



14
TYPE OF REPORTING PERSON*

    PN



*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1_7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


    SCHEDULE 13D

CUSIP No.   294037205


Page   3   of    7    Pages


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Westgate International, L.P., a Cayman Islands Limited Partnership



2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
 X
7
    (b)



3
SEC USE ONLY



4
SOURCE OF FUNDS*
         00



5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)



6
CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands, British West Indies




NUMBER OF

SHARES

BENEFICIALLY

OWNED BY

EACH

REPORTING

PERSON

WITH

7
SOLE VOTING POWER

    0



8
SHARED VOTING POWER

  451,100



9
SOLE DISPOSITIVE POWER

    0



10
SHARED DISPOSITIVE POWER

    451,100

11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    451,100



12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

10




13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    3.10%



14
TYPE OF REPORTING PERSON*

    PN



*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1_7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


    SCHEDULE 13D


CUSIP No.   294037205


Page   4   of    7     Pages


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Martley International, Inc., a Delaware corporation



2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
 X
11
    (b)



3
SEC USE ONLY



4
SOURCE OF FUNDS*
         00



5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)



6
CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware




NUMBER OF

SHARES

BENEFICIALLY

OWNED BY

EACH

REPORTING

PERSON

WITH

7
SOLE VOTING POWER

    0



8
SHARED VOTING POWER

    451,100



9
SOLE DISPOSITIVE POWER

    0



10
SHARED DISPOSITIVE POWER

    451,100

11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    451,100



12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

14




13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    3.10%



14
TYPE OF REPORTING PERSON*

    CO



*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1_7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


ITEM 3.  Source and Amount of Funds or Other Consideration

    The source and amount of funds used by Elliott in making purchases of the Common Stock beneficially owned by it are set forth below.

    SOURCE OF FUNDS

AMOUNT OF FUNDS

Margin accounts maintained at Merrill Lynch, Pierce, Fenner and Smith Inc. $4,556,701.10



    The source and amount of funds used by Westgate in making purchases of the Common Stock beneficially owned by it are set forth below.

    SOURCE OF FUNDS

AMOUNT OF FUNDS

Margin accounts maintained at Merrill Lynch, Pierce, Fenner and Smith Inc. $2,997,417.57



ITEM 5.  Interest in Securities of the Issuer

    (a) Elliott owns 685,500 shares of Common Stock, representing 4.71% of the class of Common Stock.

    Westgate owns 451,100 shares of Common Stock, representing 3.10% of the class of Common Stock.

    (b) Elliott has the power to vote or direct the vote of, and to dispose or direct the disposition of, the Common Stock beneficially owned by it.

    Westgate has the shared power with Martley to vote or direct the vote of, and to dispose or direct the disposition of, the Common Stock owned by Westgate. Information regarding each of Westgate and Martley for the purposes of subparagraph (b) of this Item 5 is set forth in Item 2 above and expressly incorporated by reference herein.

    (c) The following transactions were effected by Elliott during the past sixty (60) days:

DATE
SECURITY
AMOUNT BOUGHT (SOLD)
PRICE, EXCLUDING COMMISSION
TYPE OF TRANSACTION

02/05/97
Common Stock
1,700
$6.75
Over-the-counter (in New York)

02/07/97
Common Stock
2,000
$6.75
Over-the-counter (in New York)

02/20/97
Common Stock
46,500
$6.88
Over-the-counter (in New York)

02/26/97
Common Stock
5,000
$6.63
Over-the-counter (in New York)

02/26/97
Common Stock
(1,000)
$6.75
Over-the-counter (in New York)


02/27/97
Common Stock
2,000
$6.63
Over-the-counter (in New York)

02/28/97
Common Stock
5,500
$6.63
Over-the-counter (in New York)

02/28/97
Common Stock
5,000
$6.50
Over-the-counter (in New York)

03/04/97
Common Stock
10,900
$6.88
Over-the-counter (in New York)

03/06/97
Common Stock
30,000
$6.85
Over-the-counter (in New York)


03/06/97
Common Stock
12,000
$6.88
Over-the-counter (in New York)

03/07/97
Common Stock
2,500
$6.88
Over-the-counter (in New York)



    The following transactions were effected by Westgate during the past sixty
(60) days:

DATE
SECURITY
AMOUNT BOUGHT (SOLD)
PRICE, EXCLUDING COMMISSION
TYPE OF TRANSACTION

02/20/97
Common Stock
30,000
$6.88
Over-the-counter (in New York)

02/27/97
Common Stock
2,000
$6.75
Over-the-counter (in New York)

02/28/97
Common Stock
7,000
$6.63
Over-the-counter (in New York)

03/04/97
Common Stock
7,200
$6.88
Over-the-counter (in New York)

03/06/97
Common Stock
20,000
$6.85
 Over-the-counter (in New York)


03/06/97
Common Stock
8,000
$6.88
 Over-the-counter (in New York)


    (d) No person other than Elliott has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock beneficially owned by Elliott.

    No person other than Westgate has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock beneficially owned by Westgate and Martley.

    (e)  Not applicable.

    SIGNATURE

    After reasonable inquiry and to the best of its knowledge and belief, the undersigned each certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated:   March 10, 1997           ELLIOTT ASSOCIATES, L.P.


By:
              Paul E. Singer
              General Partner

WESTGATE INTERNATIONAL, L.P.

By:  Martley International, Inc., as
      Investment Manager


    By:
              Paul E. Singer
              President

MARTLEY INTERNATIONAL, INC.


By:
              Paul E. Singer
              President